EXHIBIT 99.1

SKYMALL RAISES $8 MILLION THROUGH A PRIVATE PLACEMENT

PHOENIX--(BUSINESS WIRE)--Jan. 3, 2000--SkyMall Inc. (NASDAQ: SKYM - news) Monday announced that it completed the private placement of an $8 million equity transaction with Wand Partners that will be convertible into approximately 1,143,000 shares of SkyMall's common stock, subject to the prior approval of shareholders, at a price of $7.00 per share; there are no reset provisions in the terms of conversion.

In addition, SkyMall issued warrants in connection with the equity transaction to purchase approximately 572,000 shares of common stock. The warrants are exercisable at $8.00 per share and, subject to certain conditions, are redeemable by the company at a nominal price if the company's stock trades over $12 per share for 20 consecutive trading days. A representative of Wand Partners will be appointed to SkyMall's board of directors.

About Wand Partners

Wand Partners is a private equity investment firm specializing in supporting established businesses that are facing transformational opportunities created by the Internet and e-commerce.

Its portfolio is focused on companies whose services, products and management processes are data based and feedback driven, including stakes in catalog retailers and intelligent service suppliers - database marketing, market research, and customer relationship management software companies.

Specific portfolio companies include: Cyber Dialogue, an eCRM (Internet customer relationship management) provider; Yankelovich Partners, a strategic market research firm; Paragon Gifts, a consumer gift catalog; and Popcorn Factory, a consumer and business gift cataloger.

Wand manages more than $250 million of capital dedicated to private equity investments. Its limited partners include university endowments, insurance companies, commercial banks and private families.

About SkyMall Inc.

Founded in 1989, SkyMall(R) is an integrated e-commerce specialty retailer that provides a vast selection of premium-quality products and services to consumers from a wide variety of merchants and partners. SkyMall is best known for its in-flight catalog, which is available on more than 70 percent of all domestic airlines, reaching over 420 million domestic airline passengers annually.

Through its skymall.com inc. subsidiary, which operates the skymall.com(TM) and skymalltravel.com(TM) Web sites, SkyMall offers an expanded selection of products and services to online shoppers and enables other companies to conduct electronic commerce using skymall.com's merchant solution.

Through another subsidiary, Durham & Co., SkyMall offers high-quality logo merchandise via its catalogs, workplace initiatives and the durham.skymall.com Web site. For further information and prior press releases, please visit SkyMall's Web site at www.skymall.com.

This news release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

This information may involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, those factors detailed by SkyMall, Inc. in its filings with the Securities and Exchange Commission.

Note to Editors: SkyMall(R) is a registered trademark of SkyMall Inc. and skymall.com(TM) and skymalltravel.com(TM) are trademarks of SkyMall Inc.

Contacts:

     SkyMall Inc.
     Robert M. Worsley, 602/528-8620
     worsley@skymall.com

     Jim Lucas/Louise M. Kusler, 602/528-3224 lucas4ir@gte.net
           or
     Genesis Select Corp.
     Budd Zuckerman, 303/357-6565
     budd@genesisselect.com